Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
info@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor 2014 Operating Results

VALLEY COTTAGE, NY—March 5, 2015—CreditRiskMonitor (OTCQX: CRMZ) reported that for the year ended December 31, 2014 revenues increased 3% to $12.20 million compared to fiscal 2013, while net income was $371,000 versus $294,000 in the prior year. Cash, cash equivalents and marketable securities at the end of 2014 increased to $8.89 million from the 2013 year-end balance of $8.05 million.

Jerry Flum, CEO, said, “The Company continues to invest in building its sales and service staff, enhancing infrastructure, adding new data, and creating new tools for subscribers, realizing that this strategy reduces our profitability in the short-term. However, we remain debt-free and our strong balance sheet provides us with financial flexibility should investment opportunities present themselves.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013

Operating revenues	$12,203,526	$11,837,211

Operating expenses:
Data and product costs	4,721,114	4,438,542
Selling, general and administrative expenses	6,568,885	6,611,687
Depreciation and amortization	221,452	168,080

Total operating expenses	11,511,451	11,218,309

Income from operations	692,075	618,902
Other income (expense), net	17,127	(38,560)

Income before income taxes	709,202	580,342
Provision for income taxes	(338,648)	(286,770)

Net income	$370,554	$293,572

Net income per share of common stock:

Basic	$0.05	$0.04

Diluted	$0.04	$0.04

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$7,529,468	$6,649,432
Marketable securities	1,363,439	1,398,022
Accounts receivable, net of allowance of $30,000	2,078,710	1,707,582
Other current assets	516,585	581,132

Total current assets	11,488,202	10,336,168

Property and equipment, net	337,339	422,682
Goodwill	1,954,460	1,954,460
Other assets	23,682	23,653

Total assets	$13,803,683	$12,736,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$7,612,836	$6,692,052
Accounts payable	137,258	86,478
Accrued expenses	1,230,966	1,280,316

Total current liabilities	8,981,060	8,058,846

Deferred taxes on income	743,691	783,096
Other liabilities	2,546	5,099

Total liabilities	9,727,297	8,847,041

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 8,055,365 and 7,958,564 shares, respectively	80,553	79,585
Additional paid-in capital	29,176,040	28,958,648
Accumulated deficit	(25,180,207)	(25,148,311)

Total stockholders’ equity	4,076,386	3,889,922

Total liabilities and stockholders’ equity	$13,803,683	$12,736,963

Overview

CreditRiskMonitor (http://www.crmz.com) is a Web-based publisher of financial information, designed to save time and help busy corporate credit and procurement professionals manage risk. The service offers comprehensive commercial credit reports covering public companies worldwide. Over 30% of the Fortune 1,000 already use CreditRiskMonitor’s timely news alerts and reports that feature detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, as well as the Company’s  proprietary FRISK® scores, which have been proven predictive in anticipating corporate financial stress, including bankruptcy.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.